EXHIBIT 10.17


                                AGENCY AGREEMENT


         This Agency Agreement is made this 27th day of February, 1998 by and between a joint venture of Gordon Brothers Retail Partners, LLC, a Massachusetts limited liability company with a principal place of business at 40 Broad Street, Boston, Massachusetts 02109 and The Ozer Group, LLC, a Massachusetts limited liability company with a principal place of business at 75 Second Avenue, Hillsite Office Building, Needham, MA 02194 (the "Agent") and Loehmann's, Inc. (the "Merchant.")


         WHEREAS, the Merchant operates and desires that the Agent act as the Merchant's exclusive sales agent for the limited purpose of conducting the Sale at the Stores (as such terms are hereinafter defined.)


         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agent and the Merchant hereby agree as follows:


         1. Agency Appointment


                  (a) The Agent shall serve as the Merchant's exclusive agent to conduct "store closing" or similar sales (the "Sales") of all inventory assets as further defined in subsection 2(c) hereof (the "Merchandise") from Merchant's eight (8) stores located at the locations set forth on Exhibit 1(a) hereto and Merchants store located in Sawgrass Mills ("Sawgrass") as described in Exhibit 1
(b) hereto (collectively, the "Stores.") It is expressly agreed that Agent shall be entitled to advertise the Sale consistent with the preceding sentence. All such advertising will be submitted to the Merchant for approval, which approval shall not be unreasonably withheld. Absent a response from the Merchant with regard to Agent's request for such approval within one business day of Merchant's receipt of Agent's request, such advertising will be deemed approved.


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                  (b) Merchant and Agent agree that the Sale at Sawgrass shall be governed by the terms of Exhibit 1(b) attached hereto, and that (i) except to the extent specifically referenced in Exhibit 1(b), all of the terms of this Agreement shall control as to Sawgrass, and (ii) in the event of a conflict relating to the terms of Sale at Sawgrass, the provisions of Exhibit 1(b) shall control as to Sawgrass only.


         2. Merchandise

                  (a) Inventory


                  The Agent shall cause to be taken a "Retail Price" and SKU physical inventory (as hereinafter defined) of the Merchandise, as defined in subsection 2(c), to be conducted beginning at the close of business at the Stores on March 5, 1998 ("Inventory Date") and no sales shall be transacted during the taking of the inventory. Merchant and Agent shall jointly employ RGIS or Washington Inventory Service to conduct such inventory, and Merchant and Agent each shall pay 50% of the costs and fees of such inventory taking service. Other than such costs and fees, each of Merchant and Agent shall bear their own costs relative thereto. Merchant and Agent shall each have representatives present during the inventory taking and each shall have the right to review and verify the listing and tabulation of the inventory count as provided by the inventory taking service. The procedures to perform the inventory taking and its verifications are set forth in Exhibit 2(a). Prior to the inventory taking, Agent shall have full access to all pricing files and all documents and files of Merchant relative to the actual costs and Retail Prices of the Merchandise.



                  (b) Valuation


                  For purposes of this Agreement "Retail Price" shall mean the lowest ticketed price offered to the public as of the physical inventory taking, subject to a verification that (a) no tickets have been marked up since February 6, 1998; (b) all ticketing, including ticketing of on-order inventory received from today to the date of the physical inventory, will be done in accordance with Merchant's customary, historic and ordinary ticketing practices and consistent with current ticketing (subject to Sections 2(c) and 2(d) hereof); and (c) all normal course hard markdowns


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have been taken consistent with past and customary practices (subject to
Sections 2(c) and 2(d) hereof.)


                  (c) Merchandise Subject to this Agreement


                  For purposes hereof, Merchandise shall mean all Merchandise inventory that is located at the Stores from today, including goods received at the Stores prior to and during the inventory taking in the ordinary course of business; inventory transferred from Merchant's remaining operating stores, as "clearance" goods, as herein defined; and "defective" goods. "Clearance" goods are goods which prior to the Inventory Date are being transferred to the Stores (at Merchant's cost and expense but with Agent's oversight and direction) from Merchant's other ongoing stores, all of which either shall reflect at least a 25% hard markdown or shall be valued as if at least a 25% markdown were taken, if such hard markdown is not so reflected. If such hard markdown is not so reflected on any item within a given SKU, then the markdown to be applied shall be consistent with the hard markdown on other items within such "Clearance" Merchandise is more particularly described in Exhibit 2(b) hereto as to quantity, mix and category. "Defective" goods are goods agreed upon and identified by Merchant and Agent as defective or otherwise not salable in the ordinary course during the inventory taking process because they were dented, scratched, torn, worn, part of a set, dated, mismatched, has broken parts or contain other characteristics making them not "first quality." Display Merchandise shall not be deemed defective per se. If Merchant and Agent cannot agree on the value of an item that is Defective, then such item shall be excluded from Merchandise for purposes of this Agreement and shall be subject to
Section 2(e) hereof. On the Inventory Date, as a consequence of transfer and ordinary course sale activity, no more than 90% of the Merchandise at Retail Price shall be Clearance and no less than 10% of the Merchandise will be regular price, non-Clearance items (representing items received from vendors after December, 1997 and January, 1998.) Merchandise shall not include goods held by Merchant on consignment; goods retained by Merchant as bailee; furnishings, fixtures and equipment; goods subject to "special order"; and goods on layaway or held for repair. Merchant shall remain


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responsible for processing and handling all goods referred to in the preceding sentence, and contracts relating thereto, and Agent shall have no cost, expense or responsibility in connection therewith.


                  (d) Supplies


                  Supplies (e.g. boxes, bags) shall not be redirected or directed by Merchant between or among Stores prior to the Inventory Date so as to alter the relative supplies levels of the Stores from that existing on the date hereof. Merchant does not represent that adequate stocks of supplies are or will be available at the Stores as of the Sale Commencement Date, but additional supplies will be made available to the Sale as needed, with Merchant's cost to provide the additional supplies being an Expense (as defined in Section 3(c)(ii) herein.)


                  (e) Defective Goods


                  If, at the time of the inventory taking, Merchant and Agent cannot agree on the value of an item that is defective goods, Merchant shall retain title to any defective goods not included as "Merchandise" as defined in
Section 2(d). Agent shall accept these goods from Merchant for sale as "Merchant Consignment Goods" at prices established by the Agent. The Agent shall receive 30% of the sale price for all sales of Merchant Consignment Goods, and Merchant shall retain 70% of the sales prices thereof. Agent shall pay to Merchant such 70% amount on each Wednesday during the Sale Term on account of sales of Merchant Consignment Goods during the Prior week (Sunday through Saturday.)


         3. Sale


                  (a) Term


                  The Sale shall commence as soon as those conditions set forth in Section 6 hereto are satisfied or met (the "Sale Commencement Date") but in no event later than March 6, 1998 so that the advertised portion of the Sale can commence by March 6, 1998. The Agent shall complete the Sale no later than eighty (80) days (after the Sales Commencement Date, and shall have the discretion to terminate the Sale as to any Store at any time within that time frame, unless the Sale is extended by mutual written agreement of Agent and Merchant (the "Sale


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Termination Date.") If Agent terminates the Sale as to any particular Store prior to the Sale Termination Date, Agent may consolidate goods remaining therein in other Stores. The period from the Sale Commencement Date to the Sale Termination Date at a Store shall be hereinafter referred to as the "Sale Term."


                  (b) Rights of Agent


                  The Agent shall conduct the Sale during the Sale Term in the name of and on behalf of the Merchant in a commercially reasonable manner. The Agent, in the exercises of its sole discretion, however, shall be entitled (i) to establish and implement advertising and promotion programs subject to Section 1, (ii) to establish Sale prices, (iii) to use, during the Sale Term and for purposes of selling the Merchandise, and Merchant Consignment Goods, without charge, all customer lists, credit card facilities, computer hardware and software, furniture, fixtures, equipment, advertising materials, supplies, intangible assets (including Merchant's name, logo, and tax I.D. numbers) and other assets of Merchant whether owned, leased, or licensed which will be returned to Merchant at the end of the Sale Term, and have not been used (e.g. supplies) or otherwise disposed of through no fault of Agent, (iv) to use the Merchant's personnel, to the extent that the Agent, in the exercise of its sole discretion, shall deem appropriate, (v) to have access to the Stores upon the execution of this Agreement to prepare for the Sale and to prepare for the Sale in a manner so as not to disrupt Merchant's on going business operations, and thereafter, and to use all Store keys, case keys, security codes, and safe and lock combinations to gain access to and to operate the Stores, and (vi) to transfer Merchandise between Stores. All sales of Merchandise and Merchant Consignment Goods will be "final sales" and "as is" and all advertisements and sales receipts will reflect the same. Agent shall not warrant the Merchandise or Merchant Consignment Goods in any manner, but will pass to the customers, manufacturers; warranties to the extent transferable. Merchant shall indemnify and hold harmless Agent for all liabilities and costs of whatever kind related to or resulting from any consumer warranty or products liability claims


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relating to the Merchandise and Merchant Consignment Goods, and at Agent's cost,
Agent shall be added as an insured on Merchant's product liability insurance coverage.


                  (c) Obligations of Agent


                  (i) During the Sale Term, the Agent shall collect from Sales at the Stores all Salerelated sales, excise and gross receipts taxes payable to any taxing authorities having jurisdiction, which taxes shall be added to the sales price and shall be paid by the customer. The Agent shall reimburse Merchant for sales taxes collected as part of the weekly reconciliation between Merchant and Agent. Agent agrees to cooperate with the Merchant at Merchant's request as it relates to questions from taxing authorities. So long as Agent complies with the provisions of this subsection, the Merchant shall indemnify and hold harmless the Agent from and against any and all costs including, but not limited to, reasonable attorneys' fees, assessments, fines or penalties which the Agent sustains or incurs as a result or consequence of the failure by the Merchant to promptly pay such taxes to the proper taxing authorities and/or the failure by the Merchant to promptly file with such taxing authorities any and all reports and other documents required, by applicable law, to be filed with or delivered to such taxing authorities.


                  (ii) The Agent shall pay, or if paid by Merchant, reimburse Merchant for, Storelevel operating expenses of the Sales which arise during the Sale Term at the Stores, but not limited to the following: base payroll (including on average $1,500 per Store to be funded by Agent to pay bonuses to Store level employees), payroll related expenses (excluding Merchant providing central administrative services for the Sale, including, home office payroll processing, sales audit, cash reconciliation, data processing and other services, as needed by Agent and which Merchant shall provide to Agent during the Sale Term) and benefits (not to exceed 20% of payroll); inventory insurance; Agent's sale supervisors' fees and travel costs; in-store signage; credit card fees and discounts (at Merchant's customary rates) and chargebacks; costs of Merchandise transfers among the Stores during the Sale Term; advertising and signage; and long-distance telephone expenses (collectively, the "Expenses.") "Expenses" shall also include Occupancy (which


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is limited to rent, percentage rent, CAM, utilities, real estate and use taxes,
Merchant's Associations dues and charges, trash removal, cash register maintenance, building insurance, utilities, HVAC, building and store maintenance and structural repair during the Sale Term on a per store per diem basis per
Exhibit 3(a) based upon actual charges.) Expenses specifically excludes any other costs and expenses payable by Merchant (including but not limited to costs resulting from administration of matters such as layaways, store credits and gift certificates, which shall be the responsibility of Merchant); employee benefit costs (such as but not limited to pension, health, sick pay or leave, maternity or other leaves of absence, ERISA coverage, vacation or severance benefits except as they fall under the 20% cap) other costs and expenses not enumerated above; labor, handling and freight to transfer Merchandise to the Stores prior to the Inventory Date; central administrative services necessary for the Sale; and rental for furniture, fixtures and equipment except as such rental's are ordered by Agent. All Expenses shall be paid to or on behalf of Merchant by Agent on each Wednesday for the prior week's (i.e. Sunday through Saturday) Expenses including the Wednesday following the Sale Termination Date.


                  (iii) During the Sale Term, the Merchant shall process the base payroll for all Merchant employees utilized by the Agent. Such employees will be identified by Agent prior to the Sale Commencement Date. Agent may terminate such employees at any time during the Sale, and will use best efforts to notify any employee to be terminated at least seven (7) days prior to termination, except for a termination "for cause" such as dishonesty, fraud or breach of employee duties. Each week during the Sale Term the Agent shall pay to Merchant, or shall deposit to an account designated by the Merchant, the base payroll plus related payroll taxes. Base payroll and related payroll taxes of employees are designated on Exhibit 3(b) hereto. Merchant shall not transfer employees from or between Stores without Agent's consent. The Agent shall not be responsible for reimbursement or payment of any other compensation or costs due to employees, including but not limited to vacation pay, severance pay, sick pay, leaveofabsence pay, or pension benefits or amounts


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required to be paid by statute or law. Nothing herein shall make Agent liable under any collective bargaining or employment agreement, nor shall Agent be deemed a joint or successor employer.


                  (iv) Except as specifically set forth in this Agreement, the Agent shall not assume, nor shall its actions be construed as an assumption of, any of the Merchant's liabilities or obligations. The Merchant shall indemnify and hold the Agent harmless in respect to all claims, if any, for those obligations and liabilities not specifically assumed by Agent hereunder. The Agent shall indemnify and hold the Merchant harmless in respect to all claims, if any, for those obligations and liabilities specifically assumed by Agent hereunder.


         4. Proceeds


                  (a) For purposes of this Agreement, Proceeds shall mean the total amount (in dollars) of all sales of Merchandise made under this Agreement (exclusive of sales excise and gross receipt taxes; credit card fees; and, returns, allowances and customer credits). All sales will be made only for cash and by credit cards currently accepted by Merchant. The Agent shall accept Merchant gift certificates, store credits and due bills issued in accordance with Merchants historic policy prior to the Sale Commencement Date but the amount thereof will not be Proceeds. Agent also shall accept returns of goods sold within fourteen (14) days prior to the Sale Commencement Date in accordance with Merchant's historic return policy, but the amount thereof will not be proceeds. Merchant shall reimburse Agent for all gift certificates, stores credits, due bills and returns which are honored pursuant to this Agreement. All such reimbursement shall be applied as offset to the weekly payment of Expenses provided for in Section 3(c)(ii) hereof. If requested by Merchant, Agent shall purchase such returned goods that are resalable, from Merchant, at that Retail Price (applicable to that category of Merchandise as if such returned item were "Merchandise" hereunder) multiplied by the inverse of the applicable discount at the time of the return, multiplied by twenty-four percent (24%).


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                  (b) All Proceeds shall be deposited in special agency
accounts, but the Agent shall have sole signatory authority and control over such accounts. Merchant shall execute and deliver all necessary documents to open and maintain the accounts.


         5. Payment


                  (a) Payment Amount


                  The Merchant shall receive from Agent the sum of twenty four percent (24%) of the Retail Price of the Merchandise based upon the inventory taking (the "Guaranteed Amount.")


                  (b) Time of Payment


                  Agent shall pay 90% of the estimated Guaranteed Amount to Merchant by wire funds transferred on March 6, 1998 which shall be the Sale Commencement Date and the day following the inventory taking by the inventory taking service and the balance of the actual Guaranteed Amount upon reconciliation of the inventory by Merchant and Agent which shall be no later than March 11, 1998, which shall be five (5) days following completion of the inventory taking.


                  (c) Agent's Payments


                  The Merchant shall not be entitled to the payment of any other monies from the Sale or otherwise, except as specified in this Agreement. The remaining Proceeds (after payment of sales taxes, credit card fees and Expenses) shall belong to Agent in consideration of goods and services provided by Agent hereunder. All Merchandise remaining at the conclusion of the Sale shall become the property of Agent, free and clear of all liens, claims and encumbrances of any kind or nature whatsoever.


         6. Conditions


         The Agent's and Merchant's willingness to enter into the transaction contemplated hereunder and Agent's and Merchant's obligations hereunder are directly conditioned upon the satisfaction, compliance, and completion of the following:


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                  (a) The Merchant having obtained all government permits and consents necessary to conduct the Sale and any other necessary governmental approvals.


                  (b) The Merchant having obtained all other consents and approvals, whether required by contract or otherwise (including those of landlords for the Stores) necessary to consummate and perform the transaction herein contemplated.


                  (c) The Merchant having executed and delivered to Agent a Security Agreement in the form of Exhibit 6 hereto and accompanying Uniform Commercial Code financing statements sufficient to grant to Agent a valid and perfected, first priority security interested in the Merchandise.


                  (d) The Merchant possessing and the Agent having the right to the undisturbed and unencumbered use and occupancy of, and the peaceful and quiet possession of, the Stores and assets currently located thereat and the services provided thereto.


                  (e) The Merchant continuing to operate the Stores in the ordinary course of business from the date hereof to the Sale Commencement Date, selling Merchandise during said period at prices currently charged therefor, not promoting or advertising any "sales" or instore promotions to the public, and not making any management personnel moves or changes. If any casualty or act of God substantially inhibits the conduct of business in the ordinary course at any Store, such Store and Merchandise thereat shall be deleted from this Agreement. All Clearance Merchandise shall have been identified either on the tickets or otherwise, and any other Merchandise at the Stores which are the same SKU/category as Clearance Merchandise also shall have been identified as Clearance Merchandise for purposes of this Agreement.


                  (f) Prior to and during the Sale Term, Merchant shall not issue any communications about or concerning the Sale without Agent's prior consent, which will not be unreasonably withheld.


                  (g) The inventory taking shall have been completed at each Store, and the inventory taking service shall have issued its final report to Merchant and Agent.


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         7. Representations and Warranties


                  (a) The Merchant hereby makes the following representations and warranties to the Agent, which shall survive the execution and delivery of this Agreement:


                           (i) The Merchant is a corporation, duly organized
validly existing and in good standing under the laws of Delaware and has the corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.


                           (ii) The Merchant has the right, power and authority
required to execute, deliver and perform fully its obligations hereunder. This Agreement has been duly executed and delivered by the Merchant and constitutes the valid and binding obligation of the Merchant enforceable in accordance with its terms. No court order or decree of any federal, state, or local government authority or regulatory body is in effect that would prevent or impair consummation of the transactions contemplated by this Agreement, and no consent of any third party other than that obtained by Merchant is required therefor.


                           (iii) The Merchant has operated the Stores in the
ordinary course of business consistent with historical operations and has not conducted any promotions or advertised sales except promotions and sales in the ordinary course of business prior to the Inventory Date consistent with historic promotions and sales for comparable periods last year described in the promotional calendar provided to Agent as Exhibit 7(a).


                           (iv) The Merchant is authorized to conduct business
in all States in which the Stores are located and has all licenses, permits and authorizations of governmental bodies necessary therefor.


                           (v) The Merchandise is owned free and clear of liens,
claims and encumbrances, except for the liens listed on Exhibit 7(b) hereof.


                           (vi) Since February 6, 1998, Merchant has maintained
its pricing files of the Merchandise of the Stores in the ordinary course and prices charged to the public for the


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Merchandise (whether in-store, by advertisement or otherwise) are the same as set forth in the said pricing files as of and for the periods indicated, except for the promotions and sales described in Section 7(a)(iii). Merchant shall identify and provide, as requested by Agent, copies of all pricing files and records since September 1, 1997 as to all Merchandise in the Stores, and same are true and accurate as to the actual cost to Merchant for purchasing the said Merchandise and as to the selling price to the public therefor as of the dates and for the periods of such files and records.


                           (vii) As of the Inventory Date, the levels of
Merchandise (as to quantity) and the mix of Merchandise (as to the type, category, style, brand and description) at the Stores (except Sawgrass Mills) will be no less than $9.0 million or more than $9.5 million per Exhibit 2(b) attached.


                           (viii) There has been since September 1, 1997, and
currently is, no threatened or pending legal, administrative or other proceeding with respect to the Stores or any inventory transferred to the Stores pursuant to Section 2(d) hereof which would in any way impact Merchant's responsibilities hereunder. There has not been since September 1, 1997, and there is, no event, report, proceeding or matter concerning or affecting the business of Merchant or its assets which had, has or may have a material adverse impact on the business of Merchant.


                  (b) The Agent represents and warrants to Merchant as follows, which representations and warranties shall survive the execution of this
Agreement:


                           (i) The Agent is a joint venture, duly organized,
validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the power and authority to consummate the transactions contemplated hereby.


                           (ii) The Agent has the right, power and authority to
execute and deliver this Agreement and perform its obligations hereunder and has taken all necessary action required to authorize the execution, delivery and performance of this Agreement and no further approval is required for the Agent to enter into and deliver this Agreement and to perform its obligations hereunder.


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                           (iii) This Agreement has been duly executed and
delivered by the Agent and constitutes the legal, valid and binding obligation of the Agent enforceable against the Agent in accordance with its terms subject only to any applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No court order or decree of any federal, state, or local governmental authority or regulatory body is in effect that would prevent or impair or is required for the Agent's consummation of the transactions contemplated by this Agreement and no consent of any third party is required therefor. No contract or other agreement to which the Agent is a party or by which the Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.


                           (iv) The Agent does not hold or represent any
interest adverse to, or have any relationship with the Company, its agents or employees.


                           (v) To the Agent's knowledge, no actions or
proceedings have been instituted by or against the Agent, or have been threatened, which question the validity of this Agreement or any action taken or to be taken by the Agent in connection with this Agreement or that, if adversely determined, would have a material adverse effect upon the Agent's ability to perform its obligations under this Agreement.


                           (vi) No actions or proceedings (including, but not
limited to, bankruptcy or other insolvency proceedings) have been instituted against the Agent or, to its knowledge, are threatened or are likely to be instituted against the Agent.


         8. Insurance


                  (a) Until the expiration of the Sale Term, the Merchant shall continue in force all insurance in such amounts as it currently has in effect which the Merchant represents is accurately shown on Exhibit 8(a) attached hereto. The Agent shall be named as an additional insured and loss payee, as its interests may appear, on all such insurance policies, as applicable. The Agent shall reimburse the Merchant for costs of inventory insurance (which is defined as an Expense) during the Sale Term upon receipt of an invoice therefor from the Merchant.


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                  (b) During the Sale Term, the Agent shall maintain, at its cost, comprehensive public liability insurance for injury to property and persons in amounts per Exhibit 8(b) hereto, naming Merchant as an additional insured, as its interests may appear. Agent shall be liable for any deductibles on Agent's property and general liability insurance policy.


         9. Furniture, fixtures and equipment


         At the Merchant's request, Agent either shall offer to purchase furniture, fixtures and equipment at the Stores, or, if mutually agreeable terms cannot be reached, shall arrange for the sale or disposition of furniture, fixtures and equipment, in which case, in consideration of the Agent's efforts, Agent shall retain 7.5% of the sales price received therefor, less sales taxes.


         10. Defaults


         The following shall be "Events of Default" hereunder:


                  (a) The Merchant or Agent shall fail to perform any material obligation hereunder if such failure remains uncured seven days after written notice thereof; or


                  (b) Any representation or warranty made by Merchant or Agent proves untrue when made; or


                 (c) The Sale is terminated at a Store for reasons other than a default, breach or action by Agent not authorized hereunder.


                  Any party's damages or entitlement to equitable relief on account of an Event of Default shall be determined by a Court in the State of New York.


         11. Miscellaneous


                  (a) All communications provided for pursuant to this Agreement must be in writing, and mailed by Federal Express or other overnight delivery service, as follows:


         If to the Agent:        40 Broad Street
                                 Boston, MA 02109
                                 Attn: Gary M. Kulp

                                 75 Second Avenue


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                                 Hillsite Office Building
                                 Needham, MA 02194
                                 Attn: Stephen Miller


         If to the Merchant:     2500 Halsey St.
                                 Bronx, New York  10461
                                 Attn: Robert Glass


                  (b) This Agreement shall be construed and enforced in accordance with the laws of the State of New York .


                  (c) This Agreement contains the entire agreement between the parties hereto, and no variations shall be binding upon any party unless set forth in a document duly executed by and on behalf of such party.


                  (d) No consent or waiver, express or implied, by any party, to or of any breach or default by the other in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or a waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party. Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.


                  (e) This Agreement upon execution shall inure to the benefit of and be binding upon the undersigned, all parties in interest and their respective successors and assigns.


                  (f) This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts, together, shall constitute one and the same instrument. Delivery by facsimile of this Agreement or an executed counterpart hereof shall be deemed a good and valid execution and delivery hereof.


         IN WITNESS WHEREOF, the Agent and Merchant hereby execute this Agreement by their duly authorized representative as a sealed instrument as of the day and year first written above.


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                                            GORDON BROTHERS RETAIL PARTNERS, LLC

                                            By:
                                                Its:


                                            THE OZER GROUP, LLC

                                            By:
                                                Its:


                                            LOEHMANN'S, INC.

                                            By:
                                                Its:


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